EXHIBIT A

                  Funds of First Trust Exchange-Traded Fund II



First Trust DJ STOXX Selected Dividend 30 Index Fund

First Trust FTSE EPRA/NAREIT Global Real Estate Index Fund

First Trust Dow Jones Global Select Dividend Index(SM) Fund

First Trust Europe Select AlphaDEX(TM) Fund

First Trust Japan Select AlphaDEX(TM) Fund

First Trust Global IPOX-100 Index Fund

First Trust ISE Global Wind Energy Index Fund

First Trust ISE Global Engineering and Construction Index Fund